Exhibit 99.1

            Vicor Corporation Announces Fourth Qtr Results

    ANDOVER, Mass.--(BUSINESS WIRE)--Feb. 10, 2004--Vicor Corporation (NASDAQ: VICR) today announced its financial results for the quarter ended December 31, 2003. Revenues for the quarter decreased to $39,111,000 compared with $41,637,000 for the corresponding period a year ago. The Company reported a loss before taxes of $4,985,000 for the quarter compared with a loss before taxes of $5,565,000 in the corresponding period of 2002. The Company reported net income for the quarter of $172,000 compared with a net loss of $3,534,000 in the corresponding period of 2002, and a diluted net income per share of $.00 compared with a diluted loss per share of $.08 in the corresponding period of 2002. The net income in the fourth quarter of 2003 was due to a change in the estimated tax benefit for the year 2003, as discussed below.
    For the year ended December 31, 2003 revenues decreased to $151,421,000 from $152,591,000 for the same period of 2002. The
Company reported a loss before taxes of $24,891,000 for the year compared with a loss before taxes of $25,106,000 in 2002. The Company reported a net loss for the period of $19,535,000 compared with a net loss of $15,942,000 in 2002, and a diluted loss per share of $.47 compared with a diluted loss per share of $.38 in 2002.
    The Company has recently revised its estimate of the effective tax rate for the year and determined that it should record a tax benefit for a portion of the net operating losses generated in 2003 and, accordingly, has revised its estimated effective tax rate applicable to 2003 to an estimated tax benefit of 21.5%. This estimated tax benefit of $5,356,000 is a non-recurring non-cash item representing an increase in the benefit previously estimated by the Company based on the changes in the deductible and taxable temporary differences for 2003. The effect of the change in the estimated effective tax rate on net income was approximately $5,107,000. The corresponding effect on the net income per share was $.12 for the quarter and for the year ended December 31, 2003.
    In the fourth quarter, revenues decreased by 6.1% from the fourth quarter of 2002, and increased by 9.0% on a sequential basis from the third quarter of 2003. The book to bill ratio for the fourth quarter was 1.09:1 as compared with 1.05:1 in the third quarter of 2003. The book to bill for the year ended December 31, 2003 was 1.03:1 compared with 0.98:1 for 2002. In light of the fact that bookings and sales can vary significantly from quarter to quarter, the Company does not believe that this increase in the book to bill ratio is indicative of a trend at this time. The Company ended 2003 with approximately $37.0 million in backlog compared to $31.9 million at the end of 2002.
    In the fourth quarter, gross margin increased to 28.1%, compared with 26.1% in the fourth quarter of 2002 and 23.9% in the third quarter of 2003. The gross margin improvement between the third and fourth quarters of 2003 was favorably impacted by the higher level of shipments and cost reductions associated with the end of the general furlough program during the quarter. The gross margin for 2003 improved to 25.8% compared with 24.8% in 2002.
    Depreciation and amortization in the quarter was $5.6 million and capital additions were $1.2 million. For 2003 depreciation and amortization was $22.4 million and capital additions were $5.8 million. Total capital additions in 2003 decreased approximately $5.0 million from 2002.
    Cash and short-term investments were $108.8 million, an increase of $7.9 million from the end of 2002 and a decrease of approximately $3.7 million from the end of the third quarter of 2003. The Company did not repurchase any shares during the quarter and has $26.0 million remaining on its authorized stock buy-back plan.
    Inventories decreased by approximately $8.2 million to $22.1 million as compared with $30.3 million at the end of 2002 and decreased by $0.9 million from the end of the third quarter of 2003.
    During the fourth quarter, the Company announced that its V-I Chip(TM) Bus Converter Module (BCM) had won a Product of the Year Award from Electronic Products magazine. The BCM converts a DC voltage source into a bus voltage suitable for powering electronic equipment.
    In January, 2004 the Company announced the availability of the first members of its family of 48 Vin Intermediate Bus Converter Modules (IBCs). IBCs incorporate BCMs into the 1/4-brick standard as "VICs-in-a-Brick". Operating from a 38-55 Vdc input, the IBC family consists of nine fixed-ratio models with nominal outputs from 3 to 48 Vdc (3, 4, 6, 8, 9.6, 12, 16, 24, and 48 Volt) delivering up to 100
Amperes or 600 Watt. This current and power capability doubles that of competitive IBCs for Intermediate Bus Architecture applications and illustrates the flexibility and technological superiority of V-I Chips.
    In February, 2004 the Company announced the introduction of the first V-I Chip to process 300 Watt with 97% efficiency, setting a new record for power density above 1,000 Watt per cubic inch.
    The Company is marketing its proprietary V-I Chips by promoting the benefits of its Factorized Power Architecture, which enable power systems with on board and remote use of V-I Chips. In addition, the Company intends to compete with industry standard solutions through the development of compatible products utilizing V-I Chips and having superior performance and cost. The Company believes that this strategy will accelerate widespread adoption of Factorized Power by demonstrating the capability of V-I Chips as constituents of standard products while enabling it to derive incremental revenues and profits from established markets for these products.
    For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

    Earnings Conference Call

    Vicor will be holding its investor conference call, today, Tuesday, February 10, 2004 at 5:00 p.m. (EST). Shareholders interested in participating in the call, should call 1-800-299-9086 at approximately 4:50 p.m. and use the Passcode 56733181. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through February 17, 2004. The replay dial-in number is 1-888-286-8010 and the Passcode is 50477270. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

    This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to decrease manufacturing costs, to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, to achieve an increased bookings rate over a longer period, and to successfully leverage the V-I Chips in standard products to promote market acceptance of Factorized Power, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

    Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the telecommunications, electronic data processing, industrial control and military electronics markets.


VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                QUARTER ENDED     TWELVE MONTHS ENDED
                                 (Unaudited)          (Unaudited)
                              ------------------ ---------------------
                               DEC 31,   DEC 31,   DEC 31,    DEC 31,
                                2003      2002      2003       2002
                              -------- --------- ---------- ----------

Net revenues                  $39,111   $41,637   $151,421   $152,591
Cost of sales                  28,130    30,786    112,409    114,772
                              -------- --------- ---------- ----------
   Gross margin                10,981    10,851     39,012     37,819
                              -------- --------- ---------- ----------

Operating expenses:
   Sales & administration      10,322    10,805     41,270     41,838
   Research & development       6,232     5,159     23,445     20,483
                              -------- --------- ---------- ----------
     Total operating expenses  16,554    15,964     64,715     62,321
                              -------- --------- ---------- ----------

Operating loss                 (5,573)   (5,113)   (25,703)   (24,502)

Other income (expense), net       588      (452)       812       (604)
                              -------- --------- ---------- ----------

Loss before taxes              (4,985)   (5,565)   (24,891)   (25,106)

Benefit for income taxes        5,157     2,031      5,356      9,164
                              -------- --------- ---------- ----------

Net income (loss)                $172  ($ 3,534) ($ 19,535) ($ 15,942)
                              ======== ========= ========== ==========

Net income (loss) per share:
           Basic                $0.00   ($ 0.08)   ($ 0.47)   ($ 0.38)
           Diluted              $0.00   ($ 0.08)   ($ 0.47)   ($ 0.38)

Shares Outstanding:
           Basic               41,882    42,199     41,896     42,337
           Diluted             42,041    42,199     41,896     42,337


VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                  DEC 31,     DEC 31,
                                                   2003        2002
                                               (Unaudited) (Unaudited)
                                               ----------- -----------
Assets

Current Assets
        Cash and cash equivalents                 $68,223     $72,120
        Short-term investments                     40,546      28,779
        Accounts receivable                        22,493      22,469
        Inventories                                22,080      30,325
        Refundable income taxes                         0       8,846
        Deferred tax assets                         4,682       8,126
        Other current assets                        4,101       2,399
                                               ----------- -----------
                  Total current assets            162,125     173,064

Property and equipment, net                        82,366      98,738
Deferred tax assets - long-term                     8,353           0
Other assets                                        8,107       6,643
                                               ----------- -----------

                                                 $260,951    $278,445
                                               =========== ===========

Liabilities and Stockholders' Equity

Current Liabilities
        Accounts payable                           $5,078      $5,724
        Accrued compensation and benefits           3,541       3,379
        Other accrued liabilities                  11,825      11,282
                                               ----------- -----------
                 Total current liabilities         20,444      20,385

Deferred income taxes - long-term                  13,849      10,027

Stockholders' Equity
        Capital stock                             147,155     146,433
        Retained earnings                         183,863     203,398
        Treasury stock                           (104,360)   (101,798)
                                               ----------- -----------
                 Total stockholders' equity       226,658     248,033
                                               ----------- -----------

                                                 $260,951    $278,445
                                               =========== ===========


    CONTACT: Vicor Corporation
             Mark A. Glazer, Chief Financial Officer
             Tel: 978-470-2900
             Fax: 978-749-3439